 Exhibit 99.1

Natera Reports Second Quarter 2024 Financial Results

AUSTIN, Texas, August 8, 2024 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a global leader in cell-free DNA and genetic testing, today reported its financial results for the second quarter ended June 30, 2024.

Recent Strategic and Financial Highlights

•	Generated total revenues of $413.4 million in the second quarter of 2024, compared to $261.4 million in the second quarter of 2023, an increase of 58.1%. Product revenues grew 59.3% over the same period.

•	Generated a gross margin of 58.8% in the second quarter of 2024, compared to a gross margin of 45.2% in the second quarter of 2023.

•	Processed approximately 760,300 tests in the second quarter of 2024, compared to approximately 617,200 tests in the second quarter of 2023, an increase of 23.2%.

•	Performed approximately 125,400 oncology tests in the second quarter of 2024, compared to approximately 83,500 in the second quarter of 2023, an increase of 50.2%.

•	Achieved positive cash flow of approximately $3.3 million[1] in the second quarter of 2024.

•	Launched a new feature for ProsperaTM Heart, enhancing detection of rejection in heart transplant patients.

•	Published several peer-reviewed papers on SignateraTM in top journals.

•	Presented new data at the American Society of Clinical Oncology (ASCO) 2024 Annual Meeting across a variety of indications, including breast cancer, colorectal cancer, lung cancer, melanoma, esophageal cancer, and urothelial cancer.

“Our second quarter financial results exceeded our expectations with incredibly strong performance in volume, revenue and gross margin,” said Steve Chapman, chief executive officer of Natera. “We look forward to continuing this positive momentum in the second half of 2024 and supporting our patients with cutting-edge science, an innovative product portfolio, and excellent service that is core to our mission.”

Second Quarter Ended June 30, 2024 Financial Results

Total revenues were $413.4 million in the second quarter of 2024 compared to $261.4 million in the second quarter of 2023, an increase of 58.1%. The increase in total revenues was driven primarily by a 59.3% increase in product revenues, which were $411.4 million in the second quarter of 2024 compared to $258.3 million in the second quarter of 2023. The increase in product revenues was primarily driven by an increase in volume, average selling price improvements, as well as cash receipts during the quarter related to tests delivered in prior periods that were fully collected.

Natera processed approximately 760,300 tests in the second quarter of 2024, including approximately 744,000 tests accessioned in its laboratory, compared to approximately 617,200 tests processed, including approximately 599,000 tests accessioned in its laboratory, in the second quarter of 2023.

In the second quarter of 2024, Natera recognized revenue on approximately 725,200 tests for which results were reported to customers in the period (tests reported), including approximately 709,800 tests reported from its laboratory, compared to approximately 594,900 tests reported, including approximately 578,200 tests reported from its laboratory, in the second quarter of 2023, an increase of 21.9% from the prior period.

Gross profit2 for the three months ended June 30, 2024 and 2023 was $243.2 million and $118.3 million, respectively, representing a gross margin of 58.8% and 45.2%, respectively. Natera had higher gross margin in the second quarter of 2024 primarily as a result of higher revenues, continuous progress in reducing cost of goods sold associated with tests processed, as well as incremental cash receipts during the quarter associated with tests delivered in prior periods that were fully collected. Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the second quarter of 2024 were $287.1 million, compared to $230.7 million in the same period of the prior year, an increase of 24.4%. The increase was primarily driven by headcount growth to support new product offerings as well as increases in consulting and legal expenses.

Loss from operations for the second quarter of 2024 was $43.9 million compared to $112.4 million for the same period of the prior year.

Natera reported a net loss for the second quarter of 2024 of $37.5 million, or ($0.30) per diluted share, compared to a net loss of $110.8 million, or ($0.97) per diluted share, for the same period in 2023. Weighted average shares outstanding were approximately 122.9 million in the second quarter of 2024 compared to 113.7 million in the second quarter of the prior year.

At June 30, 2024, Natera held approximately $887.1 million in cash, cash equivalents, short-term investments and restricted cash, compared to $879.0 million as of December 31, 2023. As of June 30, 2024, Natera had a total outstanding debt balance of $364.0 million, comprised of $80.4 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day SOFR plus 50 bps and a net carrying amount of $283.6 million under its seven-year convertible senior notes issued in April 2020. The gross principal balance outstanding for the convertible senior notes was $287.5 million as of June 30, 2024.

Financial Outlook

Natera anticipates 2024 total revenue of $1.49 billion to $1.52 billion; 2024 gross margin to be approximately 54% to 56% of revenues; selling, general and administrative costs to be approximately $700 million to $750 million; research and development costs to be $350 million to $375 million; and net cash (outflow) inflow to be ($25) million to $25 million3.

Test Volume Summary
Unit	Q2 2024	Q2 2023	Definition
Tests processed	760,300	617,200	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	744,000	599,000	Test accessioned in our laboratory
Tests reported	725,200	594,900	Total tests reported
Tests reported in our laboratory	709,800	578,200	Total tests reported in our laboratory less units reported outside of our laboratory

About Natera

Natera™ is a global leader in cell-free DNA and genetic testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health and enable earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 200 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Conference Call Information

Event:	Natera’s Second Quarter 2024 Financial Results Conference Call
Date:	Thursday, August 8, 2024
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	1-888-596-4144 (Domestic)
1-646-968-2525 (International)
Conference ID:	7684785
Webcast Link:	https://events.q4inc.com/attendee/455235752

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including the company’s financial guidance for fiscal 2024, its market opportunity, anticipated products and launch schedules, reimbursement coverage and product costs, commercial and strategic partnerships and acquisitions, user experience, clinical trials and studies, and its strategies, goals and general business and market conditions, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to further increase the use and adoption of our products through our direct sales efforts or through our laboratory partners; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies, including our SNP-based Microdeletion and Aneuploidy Registry, or SMART, Study, may not be compelling to professional societies or payors as supporting the use of our tests, particularly for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratories becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for our tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors; we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval, and incur costs associated with complying with post-market controls, if and when the FDA begins actively regulating our tests pursuant to recently enacted FDA regulations; litigation or other proceedings, resulting from either third party claims of intellectual property infringement or third party infringement of our technology, is costly, time-consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations or achieve our expectations regarding the conversion of our outstanding convertible notes.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

References

1.	Positive cash flow for the quarter ended June 30, 2024, is derived from the GAAP Statement of Cash Flows as follows: net cash provided by operating activities of $4.0 million, net cash provided by financing activities of $11.0 million, offset by net cash used in investing activities for purchases of property and equipment and acquisition of an asset of $11.7 million.

2.	Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

3.	Cash (outflow) inflow is calculated as the sum of GAAP net cash provided by (used in) operating activities, GAAP net cash provided by (used in) financing activities, and GAAP net cash provided by (used in) investing activities for purchases of property and equipment and acquisition of assets.

Contacts

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media
Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com

Natera, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except shares)

	June 30,	December 31,
	2024	2023 (1)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$796,798	$642,095
Short-term investments	90,299	236,882
Accounts receivable, net of allowance of $7,021 and $6,481 at June 30, 2024 and December 31, 2023, respectively	335,936	278,289
Inventory	40,985	40,759
Prepaid expenses and other current assets, net	37,798	60,524
Total current assets	1,301,816	1,258,549
Property and equipment, net	133,280	111,210
Operating lease right-of-use assets	52,582	56,537
Other assets	29,311	15,403
Total assets	$1,516,989	$1,441,699
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$33,100	$14,998
Accrued compensation	41,487	45,857
Other accrued liabilities	141,231	149,405
Deferred revenue, current portion	18,367	16,612
Short-term debt financing	80,389	80,402
Total current liabilities	314,574	307,274
Long-term debt financing	283,604	282,945
Deferred revenue, long-term portion and other liabilities	21,066	19,128
Operating lease liabilities, long-term portion	61,225	67,025
Total liabilities	680,469	676,372

Commitments and contingencies

Stockholders’ equity:
Common stock (2)	12	11
Additional paid-in capital	3,320,365	3,145,837
Accumulated deficit	(2,482,499)	(2,377,436)
Accumulated other comprehensive loss	(1,358)	(3,085)
Total stockholders’ equity	836,520	765,327
Total liabilities and stockholders’ equity	$1,516,989	$1,441,699

(1)	The consolidated balance sheet at December 31, 2023 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

(2)	As of June 30, 2024 and December 31, 2023, there were approximately 123,365,000 and 119,581,000 shares of common stock issued and outstanding, respectively.

Natera, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues
Product revenues	$411,364	$258,256	$776,036	$496,053
Licensing and other revenues	1,987	3,148	5,056	7,107
Total revenues	413,351	261,404	781,092	503,160
Cost and expenses
Cost of product revenues	169,850	142,808	328,683	290,562
Cost of licensing and other revenues	329	341	636	711
Research and development	89,109	78,173	177,746	160,479
Selling, general and administrative	197,965	152,508	392,243	302,135
Total cost and expenses	457,253	373,830	899,308	753,887
Loss from operations	(43,902)	(112,426)	(118,216)	(250,727)
Interest expense	(3,127)	(3,177)	(6,251)	(6,238)
Interest and other income, net	10,457	4,518	20,724	9,103
Loss before income taxes	(36,572)	(111,085)	(103,743)	(247,862)
Income tax (expense) benefit	(892)	282	(1,320)	122
Net loss	$(37,464)	$(110,803)	$(105,063)	$(247,740)
Unrealized gain on available-for-sale securities, net of tax	834	2,595	1,727	7,159
Comprehensive loss	$(36,630)	$(108,208)	$(103,336)	$(240,581)

Net loss per share:
Basic and diluted	$(0.30)	$(0.97)	$(0.86)	$(2.20)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	122,853	113,690	121,834	112,734